EXHIBIT 23.01

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Portal Software (Hamburg) GmbH:

We consent to the incorporation by reference in the registration statement (No. 333-85070) on Form S-3 of Portal Software, Inc. of our report dated September 15, 2000 except for note 15 and 16 which are as of December 15, 2000, with respect to the combined balance sheets of SOLUTION42 AG as of December 31, 1999 and 1998, and the related combined statements of income, net assets, and cash flows for each of the years in the two-year period ended December 31, 1999, which report appears in the Form 8-K of Portal Software, Inc. dated July 31, 2002.

/s/ KPMG DEUTSCHE TREUHAND-GESELLSCHAFT AKTIENGESELLSCHAFT WIRTSCHAFTSPRÜFUNGSGESELLSCHAFT
KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft Hamburg Germany

July 29, 2002